QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

December 17, 2002

RLI Corp.
9025 N. Lindbergh Drive
Peoria, Illinois 61615

Re:	RLI Corp. File No. 333-101062 Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel to RLI Corp., an Illinois corporation (the "Company"), in connection with the public offering (i) by the Company of up to 5,220,000 shares (including 420,000 shares subject to an over-allotment option) (the "Primary Shares") and (ii) by a certain shareholder of the Company of up to 300,000 shares in the over-allotment option (the "Secondary Shares," and collectively with the Primary Shares, the "Shares") of the Company's Common Stock, par value $1.00 per share (the "Common Stock").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

        In connection with this opinion, we have relied as to matters of fact, without investigation, upon certificates of public officials and others and upon affidavits, certificates and written statements of directors, officers and employees of, and the accountants for, the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such instruments, documents and records as we have deemed relevant and necessary to examine for the purpose of this opinion, including (i) the Registration Statement on Form S-3 (File No. 333-101062) as filed with the Securities and Exchange Commission (the "Commission") on November 7, 2002 under the Act, and Amendment No. 1 to the Registration Statement on Form S-3 as filed with the Commission on November 29, 2002 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"); (ii) the form of the Underwriting Agreement (the "Underwriting Agreement") proposed to be entered into between the Company, as issuer, and Friedman, Billings, Ramsey & Co., Inc., Credit Suisse First Boston Corporation, Cochran, Caronia & Co., Ferris, Baker Watts, Incorporated and Fox-Pitt, Kelton Inc., as representatives of the several underwriters named therein (the "Underwriters"), filed as an exhibit to the Registration Statement; (iii) a specimen certificate representing the Common Stock; (iv) the Articles of Incorporation of the Company, as presently in effect; (v) the By-Laws of the Company, as presently in effect; (vi) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the "Draft Resolutions") of the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee") in each case relating to the issuance and sale of the Shares and related matters and (vii) such other documents as we have deemed necessary to enable us to express the opinion hereinafter set forth.

        In connection with this opinion, we have assumed the legal capacity of all natural persons, the accuracy and completeness of all documents and records that we have reviewed, the genuineness of all signatures, the due authority of the parties signing such documents, the authenticity of the documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduced copies. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof.

        Based upon and subject to the foregoing, it is our opinion that (a) when (i) the Registration Statement becomes effective; (ii) the Draft Resolutions have been adopted by the Pricing Committee of the Board of Directors; (iii) the price at which the Shares are to be sold to the Underwriters pursuant to the Underwriting Agreement and other matters relating to the issuance and sale of the Shares have been approved by the Pricing Committee of the Board of Directors in accordance with the Draft Resolutions; (iv) the Underwriting Agreement has been duly executed and delivered; and (v) certificates representing the Primary Shares in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Primary Shares will have been duly authorized, and the Primary Shares will be validly issued, fully paid and nonassessable and (b) the Secondary Shares have been duly authorized and validly issued and are fully paid and non-assessable.

        Our opinion expressed above is limited to the laws of the State of Illinois, and we do not express any opinion concerning any other laws. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Validity of the Common Shares" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ KATTEN MUCHIN ZAVIS ROSENMAN
KATTEN MUCHIN ZAVIS ROSENMAN

QuickLinks

  Exhibit 5.1